UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 13, 2009

Ecologic Transportation, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-139045	26-1875304
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1333 Ocean Avenue, Suite D, Santa Monica, California	90401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 310 2598

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[     ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[     ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[     ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

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Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 13, 2009, we appointed Dr. Bernhard Steiner to our board of directors.

Our board of directors now consists of Edward W. Withrow III, William N. Plamondon III, Shelly J. Meyers, John L. Ogden, Edward W. Withrow Jr. and Bernhard F.J. Steiner.

Most recently, from 2004 until February 2009, Bernhard Steiner was Chief Executive Officer and a director of Clean Diesel Technologies, Inc. (NASDAQ:CDTI & AIM:CDT), a cleantech company providing sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road engine applications. Previously, Dr. Steiner was the executive director of sales and marketing at Wayfinder Systems AB, a Sweden based company, which has launched server-based navigation systems for mobile phones and has become the market leader in the field. From 1999 to March 2003, he served in varying positions with Motorola, Inc. beginning as director, strategic marketing and new business development for the Integrated Electronics Systems Sector, working with four business groups: automotive, telematics, energy systems and computer platforms. The following year Dr. Steiner was promoted to director of worldwide sales and marketing, and then to general manager of global solutions for the company's personal communication sector where he created and grew a team of more than 200 professionals to enter into the hardware services and application business. From 1994 to 1998, Dr. Steiner held the position of group managing director at NXT PLC, a London based company, where he was involved in strategic planning including M&A and technical developments to ensure the Group's continued growth and profitability.

Dr. Steiner served as chairman and chief executive officer of Huntingdon, U.K. based Mission Electronics and Leeds and U.K. based Wharfedale International Limited, under NXT PLC, where he restructured the companies to integrate them into the company and make them profitable.

Dr. Steiner earned a bachelor’s, master’s and doctorate in business administration from the University of St. Gallen in Switzerland.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLOGIC TRANSPORTATION, INC.

/s/ William N. Plamondon III
William N. Plamondon III
President, Chief Executive Officer and Director
Dated: July 28, 2009

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